Exhibit (a)(1)(G)

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Welcome to the Rambus Inc. Tender Offer website

We are pleased to announce that the Rambus Inc. Offer to Amend Certain Options (the "offer") has officially launched on October 18, 2007 and will remain open until 9:00 p.m. Pacific Time on November 15, 2007 (unless we extend it).

A stock option is eligible for this offer (such an option is referred to as a "mispriced option") only if all of the following conditions are met:

(i) the option was granted under either the Rambus Inc. 1997 Stock Plan or the Rambus Inc. 1999 Nonstatutory Stock Plan;

(ii) the option had an original exercise price per share that was less than the fair market value per share of the common stock underlying the option on the option's grant date, as determined by Rambus Inc. for financial accounting purposes;

(iii) the option was unvested as of December 31, 2004 (if only a portion of an option grant was unvested as of December 31, 2004, the unvested portion of the grant may be a "mispriced option"); and

(iv) the option is held by an eligible employee and is outstanding as of the last date on which this offer remains open for acceptance.

The offer will provide you with the opportunity to avoid the unfavorable tax consequences under Section 409A of the Internal Revenue Code (Section 409A) you may otherwise incur with respect to your mispriced options. See below for the Key Steps you should perform related to the offer.

The specifics of the program are described in the "Offer to Amend Certain Options" document. We urge you to read the "Offer to Amend Certain Options" document (the "Offer to Amend") very carefully.

Mispriced options will remain subject to adverse tax consequences under Section 409A until the close of the offer and the official amendment of such options as soon as practicable following the expiration of the offer. Therefore, we remind you

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Mispriced options will remain subject to adverse tax consequences under Section 409A until the close of the offer and the official amendment of such options as soon as practicable following the expiration of the offer. Therefore, we remind you that should you exercise your tendered mispriced options prior to the amendment of those stock options, you will be solely responsible for any taxes, penalties or interest you may incur under Section 409A.

To help explain the potential adverse tax impact of Section 409A, explain your choices with regards to your mispriced options if you participate in the offer, and to answer any questions you may have, employee forums will be held at the dates and times indicated below:

- Friday, October 19, 2007 from 10:00am – 11:30 a.m. at the Open Area in the Los Altos Building
- Friday, October 26, 2007 at 10:00am – 11:30 a.m. at the Open Area in the Los Altos Building

If you cannot attend the meetings in person you may attend the meetings remotely. You should have received instructions for attending the meetings remotely. If you have not received such information, you should contact Caroline Ling at (650) 947-5799 or at options@rambus.com.

KEY STEPS RELATED TO TENDER OFFER

Below is an easy checklist that outlines how and when to tender your mispriced options in the offer.

1. Review the following important documents:

   1. Offer to Amend Certain Options
   2. Instructions Forming a Part of the Terms and Conditions of the Offer

2. Click on the ***MAKE AN ELECTION*** button below to proceed with your election. You will be redirected to the first page of the **Election Form**. You will need to check the appropriate boxes next to each of your mispriced options to indicate whether or not you are tendering your mispriced options for amendment in accordance with the terms of the offer.

3. After completing the election form, you will be allowed to review the elections you have made with respect to your mispriced options. If you are satisfied with your elections, you will proceed to the **Agreement to Terms of Election** page. Only

1. Review the following important documents:

    1. Offer to Amend Certain Options
    2. Instructions Forming a Part of the Terms and Conditions of the Offer

2. Click on the ***MAKE AN ELECTION*** button below to proceed with your election. You will be redirected to the first page of the **Election Form**. You will need to check the appropriate boxes next to each of your mispriced options to indicate whether or not you are tendering your mispriced options for amendment in accordance with the terms of the offer.

3. After completing the election form, you will be allowed to review the elections you have made with respect to your mispriced options. If you are satisfied with your elections, you will proceed to the **Agreement to Terms of Election** page. Only after you agree to the Agreement to Terms of Election will you be directed to the Election Confirmation Statement page.

4. Please print and keep a copy of the **Election Confirmation Statement** for your records. You will then be deemed to have completed the election process.

KEY DATES TO REMEMBER

The commencement date of the offer is October 18, 2007.

Employee forums will be conducted on the following dates:

- Friday, October 19, 2007 from 10:00am – 11:30 a.m. at the Open Area in the Los Altos Building
- Friday, October 26, 2007 at 10:00am – 11:30 a.m. at the Open Area in the Los Altos Building

The offer will expire at 9:00 PM Pacific Time on November 15, 2007, unless the offer is extended. Your mispriced options that have been tendered will be amended as of the offer expiration date. Rambus will work to reflect the amendment of your options in the company's records promptly following the expiration of the offer; however, your amended options may not be eligible to be exercised until several days following the expiration of the offer.

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Administration | Election Info | Make An Election

Rambus Inc.
ELECTION FORM

THE OFFER EXPIRES AT 9:00 P.M. PACIFIC TIME ON NOVEMBER 15, 2007, UNLESS THE OFFER IS EXTENDED.

Name : Employee ID : 55555

Address :

Important: Read the offering documents, including the Offer to Amend document and the INSTRUCTIONS FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER, before completing and electronically signing this election form.

In addition, once you have completed this page and before you electronically sign this election form, read the AGREEMENT TO TERMS OF ELECTION to which you will be directed by clicking on the hyperlink at the bottom of this page.

Indicate your decision to tender some or all of your mispriced options identified below for amendment by checking the applicable boxes below. If you do not want to amend some or all of your mispriced options, you do not have to do anything; however, your mispriced options may be subject to the negative tax consequences of Section 409A (as described in Section 14 of the Offer to Amend document).

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action:	Selected Calendar Year for Fixed Date Election
					○ Elect to amend exercise price	

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Grant Number	Grant Date	Stock Purchasable Under the Mispriced Option as of October 18, 2007	Exercise Price per Share on Date of Grant	Price per Share (Fair Market Value on Date of Grant)	Action:	Selected Calendar Year for Fixed Date Election
13	Aug 23, 2001	50	$3.45	$4.00	○ Elect to amend exercise price ○ Take no action, retain original grant ◉ Select a fixed date	2008
3	Aug 23, 2001	50	$3.45	$4.00	◉ Elect to amend exercise price ○ Take no action, retain original grant	
1	Dec 10, 2003	1,050	$3.45	$4.00	◉ Elect to amend exercise price ○ Take no action, retain original grant	
12	Oct 12, 2004	550	$3.45	$4.00	○ Elect to amend exercise price ○ Take no action, retain original grant ◉ Select a fixed date	2011
2	Oct 12, 2004	550	$3.45	$4.00	○ Elect to amend exercise price ◉ Take no action, retain original grant	

[Please note if you have exercised any portion of a mispriced option during 2006 or 2007, you cannot elect a fixed date election with regards to your options granted on August 23, 2001 or October 12, 2004. If you wish to amend your options granted on August 23, 2001 or October 12, 2004 and you exercised any mispriced options in 2006 or 2007, your only choice for your options granted on August 23, 2001 or October 12, 2004 is to elect to amend the exercise price per share.]

Please note that if the "Take no action, retain original grant" box is checked in the "Action" column, your mispriced option will not be amended and you may be subject to adverse tax consequences. See Section 14 of the Offer to Amend for further details. [Please note that you may not choose both to amend the exercise price and to make a fixed date election with respect to any single option grant.]

Please note that you may change your election by submitting a new properly completed and signed election form prior to the expiration date which will be 9:00 p.m., Pacific Time, on November 15, 2007, unless we extend the offer.

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Election Amendment Review

You have made the following elections with respect to your mispriced options:

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action
13	Aug 23, 2001	50	$3.45	$4.00	Fixed Date of 2008
3	Aug 23, 2001	50	$3.45	$4.00	Amend Exercise Price
1	Dec 10, 2003	1,050	$3.45	$4.00	Amend Exercise Price
12	Oct 12, 2004	550	$3.45	$4.00	Fixed Date of 2011
2	Oct 12, 2004	550	$3.45	$4.00	Retain Original Grant

Please note that if "Retain Original Grant" appears in the "Action" column, your mispriced option will not be amended and you may be subject to adverse tax consequences. See Section 14 of the Offer to Amend for further details of the negative tax consequences you will face if you do not participate in the offer.

Please note that you may change your election by submitting a new properly completed and signed election form prior to the expiration date which will be 9:00 p.m., Pacific Time, on November 15, 2007, unless we extend the offer.

Is the information in the table above correct? If yes, click PROCEED TO CONFIRMATION to continue. If no, click RETURN TO PREVIOUS SCREEN

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Agreement to Terms of Election

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFERING DOCUMENTS.

By electing to amend my mispriced options, I understand and agree to all of the following:

1. I hereby agree to amend the mispriced options indicated above in accordance with the terms of the offer set forth in the Offer to Amend Certain Options, dated October 18, 2007, of which I hereby acknowledge receipt. Each mispriced option that I elected to amend on the election form will be amended on November 15, 2007, or, if the offer is extended, following the extended expiration date.

2. The offer is currently set to expire at 9:00 p.m. Pacific Time on November 15, 2007, unless Rambus Inc., in its discretion, extends the period of time during which the offer will remain open.

3. Except as otherwise provided below, and pursuant to my election for each mispriced option, the exercise price of each of my tendered mispriced options will be either (i) amended to increase the exercise price per share to the fair market value of a share of the common stock of Rambus Inc. on the measurement date of such mispriced option for financial reporting purposes, or (ii) amended to provide for a fixed date election (for August 23, 2001 mispriced options or October 12, 2004 mispriced options only). I understand that if I choose to participate in the offer and have exercised any portion of my mispriced options at any time during 2006 or 2007, then my only choice for my August 23, 2001 mispriced options or October 12, 2004 mispriced options (even if I have not exercised any portion of such options) is to amend to increase the exercise price per share to the fair market value of a share of the common stock

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in the offer and have exercised any portion of my mispriced options at any time during 2006 or 2007, then my only choice for my August 23, 2001 mispriced options or October 12, 2004 mispriced options (even if I have not exercised any portion of such options) is to amend to increase the exercise price per share to the fair market value of a share of the common stock of Rambus Inc. on the measurement date of such options for financial reporting purposes.

4. If I cease to be employed by Rambus Inc. or its subsidiaries after I elect to amend some or all of my mispriced options, but before Rambus Inc. accepts such options for amendment, my mispriced options will not be amended and I will be subject to the provisions of Section 409A of the Internal Revenue Code ("Section 409A").

5. Until November 15, 2007, I will have the right to amend the elections that I have made with respect to some or all of my mispriced options that I elected to have amended. However, after that date I will have no ability to amend my election, unless Rambus Inc. does not accept my tendered mispriced options before December 14, 2007. Until the offer period closes on November 15, 2007, I may withdraw my tendered mispriced options at any time prior to Rambus Inc.'s acceptance of such options for amendment pursuant to the offer.

6. The tender of some or all of my mispriced options will constitute my acceptance of all of the terms and conditions of the offer. Acceptance by Rambus Inc. of my mispriced options for amendment pursuant to the offer will constitute a binding agreement between Rambus Inc. and me upon the terms and subject to the conditions of the offer.

7. I am the registered holder of the mispriced options tendered hereby, and my name, employee identification number and other information appearing on the cover page are true and correct.

8. I am not required to tender some or all of my mispriced options pursuant to the offer. I will be solely responsible for any penalty taxes, interest payments or other liabilities I may incur under Section 409A if I elect not to participate in this offer.

9. Rambus Inc. and/or any independent firms hired with respect to the offer cannot give me legal, tax or investment advice with respect to the offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the offer.

10. Under certain circumstances set forth in the Offer to Amend, Rambus Inc. may terminate or

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8. I am not required to tender some or all of my mispriced options pursuant to the offer. I will be solely responsible for any penalty taxes, interest payments or other liabilities I may incur under Section 409A if I elect not to participate in this offer.

9. Rambus Inc. and/or any independent firms hired with respect to the offer cannot give me legal, tax or investment advice with respect to the offer and I have been advised to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the offer.

10. Under certain circumstances set forth in the Offer to Amend, Rambus Inc. may terminate or amend the offer and postpone its acceptance of the Mispriced Options I have elected to amend. Should the mispriced options tendered herewith not be accepted for amendment, such options will continue to be governed by their original terms and conditions.

11. I understand that if I do not mark the box electing to amend each of my mispriced options, such mispriced options will not be amended and I may be subject to the adverse tax consequences under Section 409A with respect to such options.

12. **I understand that neither Rambus Inc. nor the Board of Directors Rambus Inc. is making any recommendation as to whether I should amend or refrain from amending my mispriced options, and that I must make my own decision whether to tender my mispriced options, taking into account my own personal circumstances and preferences. I understand that the amended options may decline in value when I decide to exercise such options. I further understand that past and current market prices of Rambus Inc. common stock may provide little or no basis for predicting what the market price of Rambus Inc. common stock will be when Rambus Inc. amends my tendered mispriced options or at any other time in the future.**

13. I understand that the delivery of election is at my risk and that Rambus Inc. intends to confirm the receipt of my election form by e-mail within two business days. If I have not received an e-mail confirmation that Rambus Inc. has received my response, I acknowledge that I must confirm that Rambus Inc. has received my election form. Responses may be submitted only via the offer website or facsimile. Responses submitted by any other means, including hand delivery, are not permitted.

14. I acknowledge that the offer and the other documents and communications regarding the offer

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the receipt of my election form by e-mail within two business days. If I have not received an e-mail confirmation that Rambus Inc. has received my response, I acknowledge that I must confirm that Rambus Inc. has received my election form. Responses may be submitted only via the offer website or facsimile. Responses submitted by any other means, including hand delivery, are not permitted .

14. I acknowledge that the offer and the other documents and communications regarding the offer are being delivered to me electronically. Such means of electronic delivery may include, but does not necessarily include, the delivery of a link to a Rambus Inc. intranet site, the delivery of a document via email or such other means of delivery specified by Rambus Inc.. By executing the election form, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from Rambus Inc. a paper copy of any documents delivered electronically at no cost to me by contacting Rambus Inc. by telephone or by email using the contact information on the Instructions to this election form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails or I do not otherwise have access to the offer website. Similarly, I understand that I must provide Rambus Inc. with a paper copy of any documents if my attempted delivery of such documents electronically fails or I do not otherwise have access to the offer website.

15. My electronic signature is required in order to participate in this offer. By clicking on the I AGREE button below I am agreeing to the terms of the election form and to the use of an electronic signature which will make my election a binding agreement between Rambus Inc. and me in accordance with the terms and conditions of the offer.

Email Address: WEBDEV@SOS-TEAM.COM

Employee ID number: 55555

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Print Confirmation

Name :

Employee ID : 55555

Address :

Date : 10/17/2007 11:53:12 AM PST

Your Rambus Inc. Offer to Amend Certain Options election information has been recorded as follows:

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action
13	Aug 23, 2001	50	$3.45	$4.00	Fixed Date of 2008
3	Aug 23, 2001	50	$3.45	$4.00	Amend Exercise Price
1	Dec 10, 2003	1,050	$3.45	$4.00	Amend Exercise Price
12	Oct 12, 2004	550	$3.45	$4.00	Fixed Date of 2011
2	Oct 12, 2004	550	$3.45	$4.00	Retain Original Grant

PRINT THIS PAGE by clicking the PRINT A CONFIRMATION button below and save a copy. This will serve as the Election Confirmation Statement in the event our system does not register your election or provide you with an emailed "Election Confirmation Statement" within two business days after your submission. If you do not receive a confirmation email within two business days after your submission, please forward a copy of your printed Electronic Confirmation Statement via e-mail to options@rambus.com.

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INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of Election Form. A properly completed and duly executed election form must be received by Rambus Inc. by 9:00 p.m. Pacific Time on November 15, 2007 (unless the offer is extended). We will not accept delivery of any election form after expiration of the offer. If we do not receive a properly completed and duly executed

election form (either electronically through the offer website or through a paper election form) from you before the expiration of the offer, we will not accept your mispriced options for amendment. Those mispriced options will not be amended pursuant to this offer.

If you are not able to submit your election electronically via the offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it via facsimile to Caroline Ling at (650) 947-6044 before 9:00 p.m., Pacific Time, on November 15, 2007. To obtain a paper election form, please contact Caroline Ling at (650) 947-5799 or by e-mail at options@rambus.com.

Rambus Inc. intends to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received an e-mail confirmation that Rambus Inc. received your response, we recommend that you confirm that we have received your election form. If you need to confirm receipt after two U.S. business days have elapsed, you should contact Caroline Ling at (650) 947-5799 or by e-mail at options@rambus.com.

You may change your mind after you have submitted an election form and submit a new election form at any time before the expiration date, which is expected to be November 15, 2007, at 9:00 p.m. Pacific Time, unless the offer is extended. If we extend the expiration date, you may submit a new election form with respect to some or all of your mispriced options at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive before 9:00 p.m. Pacific Time on November 15, 2007 (unless we extend the offer).

To validly change your election, you must access the offer website at *https://rmbs.equitybenefits.com* and complete and deliver a new election form electronically or fill-out and deliver a new paper election form to Rambus Inc. prior to the expiration of the offer. You should print a copy or make a copy of your new election form and confirmation statement and keep those documents with your other records for the offer.

If we have not accepted your election by 9:00 p.m. Pacific Time on December 14, 2007 (the 40th business day after the October 18, 2007 commencement date of the offer), you may withdraw your election at any time thereafter. However, it is anticipated that we will accept your election, if any, immediately after the offer expiration date.

While participation in the tender offer is completely voluntary, if you elect not to amend some or all of your mispriced options pursuant to the offer, then you will be solely responsible for any taxes, penalties or interest payable you may incur under Section 409A and similar state taxes.

2. Amendment. If you intend to amend your mispriced options pursuant to the offer, you must access your account at the offer website at

https://rmbs.equitybenefits.com, properly complete and duly execute the election form or fill out and properly submit a paper election form.

3. Signatures on This Election Form. You must electronically sign the election form if you submit your election through the offer website. If you submit a paper election form, you must physically sign the election form.

4. Requests for Assistance or Paper Copies. If you need paper copies of the offer documents or the election forms, you should contact Caroline Ling at (650) 947-5799 or by email at options@rambus.com. Copies will be furnished promptly at the expense of Rambus Inc. You can also view and print documents at *https://rmbs.equitybenefits.com*.

For general questions concerning this offer, please contact Caroline Ling at (650) 947-5799 or by email at options@rambus.com.

5. Reservation of Rights. Rambus Inc. reserves the right, at our discretion, at any time, to extend the period of time during which the offer is open and delay the acceptance for amendment of any options. If we elect to extend the period of time during which this offer is open, we will give you written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to make or withdraw elections with respect to mispriced options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any options with respect to which elections have been made), by giving written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, to amend the offer in any respect, including by changing the consideration offered in this offer or by decreasing or increasing the number of options being sought in this offer.

6. Important Tax Information. You should refer to Section 14 of the Offer to Amend, which contains material U.S. federal income tax information concerning the offer. ***We strongly recommend that you consult your financial, legal and/or tax advisors with respect to the federal, state and local tax consequences of participating or not participating in the offer.***

7. Copies. You should print a copy of the election form, after you have completed and electronically signed it, and retain it for your records, or you should make a copy of your paper election form and retain it form your records.

8. Paper Delivery. Please remember that if you are not able to submit your election electronically via the offer website as a result of technical failures of the offer website, such as the website being unavailable or the website not accepting your election,

or if you do not otherwise have access to the offer website for any reason (including lack of internet services), you must complete a paper election form and return it to Rambus Inc. via facsimile to Caroline Ling at (650) 947-6044 before 9:00 p.m., Pacific Time, on November 15, 2007 (unless we extend the offer). To obtain a paper election form, please contact Caroline Ling at (650) 947-5799 or e-mail at options@rambus.com.

IMPORTANT: IN ORDER FOR YOU TO PARTICIPATE, A VALID, COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY RAMBUS INC. BY 9:00 P.M. PACIFIC TIME ON NOVEMBER 15, 2007 (UNLESS WE EXTEND THE OFFER).